Exhibit 99

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

For additional information please contact:
Melanie E. R. Miller
Vice President, Investor Relations
and Treasurer
(920)527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2013 SECOND QUARTER RESULTS

NEENAH, WISCONSIN, July 25, 2013 - Bemis Company, Inc. (NYSE-BMS) today reported second quarter 2013 diluted earnings of $0.51 per share on net sales of $1.3 billion. Excluding the effect of facility consolidation costs and transaction-related gains and charges detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share”, adjusted diluted earnings per share would have increased to $0.61 for the second quarter of 2013 compared to $0.54 for the second quarter of 2012. Excluding the impact of currency, net sales for the quarter decreased by 0.7 percent compared to the second quarter of 2012.

“This quarter, we closed the last of the nine facilities in our facility consolidation program, achieved our highest gross margin since 2009, and reduced working capital levels,” said Henry Theisen, Bemis Company's President and Chief Executive Officer. “Our focused efforts to improve our long term sales mix and return on invested capital trends have been effective. Stronger unit volumes in high barrier liquid packaging reflect the trend toward flexible pouches in the United States. We continue to make strategic growth investments in both Latin America and China which we expect to deliver sales growth in our Global Packaging segment beginning in 2014. We achieved double digit growth in adjusted earnings per share this quarter in spite of Brazilian currency headwinds and continued weakness in our European pressure sensitive graphic products market.”

HIGHLIGHTS OF THE SECOND QUARTER OF 2013:

•	Adjusted diluted earnings per share increased 13.0 percent to $0.61, compared to $0.54 in the second quarter of 2012, in line with management's guidance for the quarter.

•	Gross profit as a percent of net sales improved to 19.4 percent compared to 17.8 percent in the second quarter of 2012.

•	Facility consolidation charges totaled $20.9 million and the final plant closing was completed in May 2013

•	The Clysar thin gauge shrink film plant was sold for a pre-tax gain of $5.9 million and net cash proceeds of $30.4 million.

•
Management established adjusted diluted earnings guidance for the third quarter of 2013 in the range of $0.57 to $0.63 per share, and updated total year 2013 earnings guidance to the range of $2.30 to $2.40 per share.

BUSINESS TRANSACTIONS
SALE OF CLYSAR THIN GAUGE SHRINK FILM PLANT
On May 29, 2013, Bemis completed the sale of its Clysar thin gauge shrink film plant. Annual net sales of Clysar films were approximately $70 million and were sold primarily through distributors. Net proceeds of the transaction totaled $30.4 million. A $5.9 million pre-tax gain on the sale was recorded as part of other non-operating income during the second quarter of 2013 and was excluded from the calculation of adjusted diluted earnings per share.

THIRD QUARTER ACQUISITION OF CHINA-BASED FILM PLATFORM
On July 1, 2013, Bemis acquired Foshan New Changsheng Plastics Films Co., LTD ("NCS"), a specialty film manufacturer located in Foshan, China. NCS is a supplier to Bemis' food packaging plant in Dongguan, China and other specialty film product customers. The acquisition is expected to be neutral to Bemis' earnings results for 2013. Incremental net sales from NCS are expected to be approximately $60 million annually, and the acquisition of this film platform is expected to provide cost and logistics benefits to support Bemis' broader Asia-Pacific growth strategy.

BUSINESS SEGMENT RESULTS
U.S. Packaging
For the second quarter of 2013, U.S. Packaging net sales of $780.9 million represented a decrease of 1.0 percent compared to the same period of 2012 primarily reflecting the impact of the sale of the Clysar plant at the end of May. Since early 2012, Bemis' facility consolidation program has resulted in the closure of six U.S. Packaging segment manufacturing facilities. Most of the production at these facilities was relocated to the remaining manufacturing locations, while other low margin production was discontinued. Excluding the impact of production that was discontinued as part of the facility consolidation program, as well as the sale of the Clysar facility, net sales increased modestly during the second quarter reflecting a net increase in unit sales volume compared to the second quarter of 2012.

U.S. Packaging segment operating profit for the second quarter of 2013 was $80.3 million, or 10.3 percent of net sales, compared to $77.9 million, or 9.9 percent of net sales, in 2012. Facility consolidation program costs negatively impacted results during each period. Excluding these costs, segment adjusted operating profit for 2013 would have been $101.5 million, or 13.0 percent of net sales, compared to $90.2 million, or 11.4 percent of net sales, in 2012. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit”) Improved profitability primarily reflects the benefits of the facility consolidation related cost savings during the second quarter.

Global Packaging
For the second quarter of 2013, Global Packaging net sales of $374.4 million represented a decrease of 2.0 percent compared to the second quarter of 2012 reflecting the weaker Brazilian currency. The acquisition of Micris during the third quarter of 2012 increased net sales by about 1.6 percent, while the closing of two plants in the fourth quarter of 2012 decreased net sales by about 3.5 percent. Excluding the impact of currency, acquisitions, and plant closures related to our facility consolidation program, net sales increased by approximately 1.9 percent. Compared to the second quarter of 2012, selling price increases were partially offset by lower unit sales volume in several applications.

Global Packaging segment operating profit for the second quarter was $27.4 million, or 7.3 percent of net sales, compared to $18.4 million, or 4.8 percent of net sales, for the same period in 2012. Facility consolidation activities and acquisition-related integration costs impacted results during each period. Excluding these items, segment adjusted operating profit would have been $27.1 million, or 7.2 percent of net sales, compared to $27.4 million, or 7.2 percent of net sales, in 2012. The net effect of currency translation decreased operating profit during the second quarter of 2013 by $0.8 million.

Pressure Sensitive Materials
Pressure Sensitive Materials net sales totaled $141.8 million for the second quarter, nearly unchanged compared to the same period in 2012. Currency translation increased net sales by 0.8 percent during the period. Higher unit sales of low margin label products in the North American operations offset lower sales for value-added graphic products from the European operations.

Second quarter operating profit was $6.0 million, or 4.2 percent of net sales, compared to $10.9 million, or 7.7 percent of net sales, for the second quarter of 2012. Currency translation did not significantly impact operating profit for the second quarter. Lower operating margins during the quarter primarily reflect poor performance in the European pressure sensitive materials business.

2013 OUTLOOK
Commenting on the year ahead, Theisen stated, “We continue to expect total 2013 unit sales volume levels to be consistent with 2012, accompanied by a generally stable raw material cost environment. With the facility consolidation activities substantially completed, we are focused on continuous improvement to achieve our goals of gross margins expansion, healthy earnings per share growth, and strong cash flow generation. In this low-growth global economic environment, our core business is growing modestly, and we are executing a strategy to deliver on those goals.”

Management expects adjusted diluted earnings per share for the third quarter of 2013 to be in the range of $0.57 to $0.63.

Management updated its guidance for adjusted diluted earnings per share for the full year 2013 in the range of $2.30 to $2.40 per share, a smaller range compared to the previous guidance of $2.30 to $2.45 per share. The decrease in the top of the range reflects the expected impact of a weaker Brazilian currency and lower profit levels in our pressure sensitive business for the remainder of 2013. The incremental savings of the facility consolidation activities are expected to be approximately $37 million in 2013. The effective income tax rate for the remaining quarters of 2013 is expected to be approximately 35 percent.

Management also confirmed that it expects its total year 2013 cash provided by operating activities to total approximately $430 million and reduced its guidance for capital expenditures in 2013 to a range of $130 million to $140 million. While capital projects are well underway, the reduction in capital spending reflects the benefit of newly acquired capacity in China as well as the delay of certain projects into 2014.

CAPITAL STRUCTURE AND CASH FLOW
Net debt to adjusted EBITDA was 2.1 times at June 30, 2013, compared to 2.3 times at the end of the second quarter of 2012. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as adjusted last twelve months operating income plus depreciation and amortization. Working capital levels fell sequentially from the first quarter to the second quarter of 2013 reflecting the impact of seasonally stronger second quarter sales.

Cash flow from operations of $94.0 million for the quarter ended June 30, 2013 reflects $11.7 million of cash paid related to the facility consolidation program and a voluntary contribution to Bemis' U.S. defined benefit pension plans totaling $35.0 million.

PRESENTATION OF NON-GAAP INFORMATION
This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation activities including employee-related costs, equipment relocation costs, lease termination payments, accelerated depreciation, and the write-down of equipment. These measures also exclude gains on divestitures and certain acquisition related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's on-going business operations.

FORWARD LOOKING STATEMENTS
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, a failure in our information technology infrastructure or applications, the funded status of our defined benefit plans, foreign currency fluctuations, unexpected costs associated with production relocation, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2012.

INVESTOR CONFERENCE CALL
Bemis Company, Inc. will webcast an investor telephone conference regarding its second quarter 2013 financial results this morning at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.
Bemis Company, Inc. is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis Company is included in the S&P 500 index of stocks and reported 2012 net sales of $5.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 19,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$1,297.1	$1,312.7	$2,552.1	$2,617.5
Cost of products sold	1,045.3	1,079.4	2,058.5	2,153.2
Gross profit	251.8	233.3	493.6	464.3

Operating expenses:
Selling, general and administrative expenses	132.1	124.0	262.7	253.2
Research and development	11.7	10.4	23.0	21.3
Facility consolidation and other costs	20.9	19.7	30.2	28.0
Other operating (income) expense, net	(3.2)	(3.6)	(4.7)	(9.5)

Operating income	90.3	82.8	182.4	171.3

Interest expense	17.0	17.3	33.6	37.8
Other non-operating (income) expense, net	(7.2)	(1.0)	(3.1)	(0.9)

Income before income taxes	80.5	66.5	151.9	134.4

Provision for income taxes	27.4	24.2	49.5	48.1

Net income	$53.1	$42.3	$102.4	$86.3

Basic earnings per share	$0.51	$0.41	$0.99	$0.83

Diluted earnings per share	$0.51	$0.40	$0.98	$0.82

Cash dividends paid per share	$0.26	$0.25	$0.52	$0.50

Weighted average shares outstanding (including participating securities):
Basic	103.0	104.3	103.2	104.3
Diluted	104.0	105.0	104.2	105.0

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$150.2	$114.1
Accounts receivable, net	685.4	645.2
Inventories	669.5	661.9
Prepaid expenses and other current assets	109.3	103.8
Total current assets	1,614.4	1,525.0

Property and equipment, net	1,274.7	1,351.3

Goodwill	1,013.0	1,034.3
Other intangible assets, net	186.6	201.2
Deferred charges and other assets	56.8	73.9
Total other long-term assets	1,256.4	1,309.4

TOTAL ASSETS	$4,145.5	$4,185.7

LIABILITIES

Current portion of long-term debt	$0.3	$0.3
Short-term borrowings	7.0	8.6
Accounts payable	390.3	382.1
Accrued salaries and wages	95.5	107.9
Accrued income and other taxes	40.2	34.3
Other current liabilities	107.0	109.8
Total current liabilities	640.3	643.0

Long-term debt, less current portion	1,450.3	1,417.6
Deferred taxes	213.6	198.3
Other liabilities and deferred credits	248.9	285.9

TOTAL LIABILITIES	2,553.1	2,544.8

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (127.9 and 127.2 shares, respectively)	12.8	12.7
Capital in excess of par value	542.4	545.4
Retained earnings	1,949.1	1,900.9
Accumulated other comprehensive loss	(171.1)	(112.9)
Common stock held in treasury (25.0 and 24.0 shares at cost, respectively)	(740.8)	(705.2)
TOTAL EQUITY	1,592.4	1,640.9

TOTAL LIABILITIES AND EQUITY	$4,145.5	$4,185.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities
Net income	$102.4	$86.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97.0	107.0
Excess tax benefit from share-based payment arrangements	—	(0.2)
Share-based compensation	10.6	8.6
Deferred income taxes	9.3	2.6
Income of unconsolidated affiliated company	(1.5)	(1.3)
Loss (gain) on sale of property and equipment	0.2	(0.3)
Net facility consolidation and other costs	2.9	15.5
Gain on divestiture	(5.9)	—
Changes in working capital, excluding effect of acquisitions	(77.8)	(62.2)
Net change in deferred charges and credits	(34.8)	(12.7)

Net cash provided by operating activities	102.4	143.3

Cash flows from investing activities
Additions to property and equipment	(54.5)	(59.3)
Business acquisitions and adjustments, net of cash acquired	0.2	—
Proceeds from sale of property and equipment	5.5	4.0
Proceeds from divestiture	30.4	—

Net cash used in investing activities	(18.4)	(55.3)

Cash flows from financing activities
Repayment of long-term debt	—	(303.0)
Net borrowing of commercial paper	60.7	284.0
Net (repayment) borrowing of short-term debt	(1.0)	4.1
Cash dividends paid to shareholders	(54.0)	(52.2)
Common stock purchased for the treasury	(35.6)	—
Excess tax benefit from share-based payment arrangements	—	0.2
Stock incentive programs and related tax withholdings	(12.7)	(1.9)

Net cash used in financing activities	(42.6)	(68.8)

Effect of exchange rates on cash and cash equivalents	(5.3)	(1.8)

Net increase in cash and cash equivalents	36.1	17.4

Cash and cash equivalents balance at beginning of year	114.1	109.8

Cash and cash equivalents balance at end of period	$150.2	$127.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
U.S. Packaging
Operating profit before facility consolidation and other costs	$101.5	$90.2	$196.9	$179.8
Facility consolidation and other costs	(21.2)	(12.3)	(30.6)	(19.9)
Operating profit	80.3	77.9	166.3	159.9

Global Packaging
Operating profit before facility consolidation and other costs	27.1	25.7	52.9	52.3
Facility consolidation and other costs	0.3	(7.3)	0.4	(8.0)
Operating profit	27.4	18.4	53.3	44.3

Pressure Sensitive Materials
Operating profit	6.0	10.9	13.7	20.6

Segment operating profit	113.7	107.2	233.3	224.8

Corporate
General corporate expenses	(23.4)	(24.4)	(50.9)	(53.5)

Operating income	90.3	82.8	182.4	171.3

Interest expense	17.0	17.3	33.6	37.8

Other non-operating (income) expense, net	(7.2)	(1.0)	(3.1)	(0.9)

Income before income taxes	$80.5	$66.5	$151.9	$134.4

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
U.S. Packaging
Net sales	$780.9	$788.6	$1,526.9	$1,553.7

Operating profit as reported	$80.3	$77.9	$166.3	$159.9

Non-GAAP adjustments:
Facility consolidation and other costs (1)	21.2	12.3	30.6	19.9

Operating profit as adjusted	$101.5	$90.2	$196.9	$179.8

Operating profit as a percentage of net sales
As reported	10.3%	9.9%	10.9%	10.3%
As adjusted	13.0%	11.4%	12.9%	11.6%

Global Packaging
Net sales	$374.4	$382.2	$742.9	$776.6

Operating profit as reported	$27.4	$18.4	$53.3	$44.3

Non-GAAP adjustments:
Facility consolidation and other costs (1)	(0.3)	7.3	(0.4)	8.0
Acquisition-related integration costs (2)	—	1.7	(0.5)	3.5

Operating profit as adjusted	$27.1	$27.4	$52.4	$55.8

Operating profit as a percentage of net sales
As reported	7.3%	4.8%	7.2%	5.7%
As adjusted	7.2%	7.2%	7.1%	7.2%

Pressure Sensitive Materials
Net sales	$141.8	$141.9	$282.3	$287.2

Operating profit as reported	$6.0	$10.9	$13.7	$20.6

Operating profit as a percentage of net sales
As reported	4.2%	7.7%	4.9%	7.2%

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Diluted earnings per share, as reported	$0.51	$0.40	$0.98	$0.82

Non-GAAP adjustments per share, net of taxes:
Facility consolidation and other costs (1)	0.13	0.12	0.19	0.18
Acquisition-related integration costs (2)	—	0.02	—	0.03
Gain on divestiture (3)	(0.03)	—	(0.03)	—

Diluted earnings per share, as adjusted	$0.61	$0.54	$1.14	$1.03

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(3)	Gain on divestiture relates to the sale of Clysar.